EXHIBIT 99.1

FOR IMMEDIATE RELEASE

MICROTEK MEDICAL HOLDINGS ANTICIPATES FOURTH QUARTER 2004
REVENUES OF APPROXIMATELY $33 MILLION

Fourth quarter revenues expected to increase approximately 26 percent over prior year quarter

Schedules quarterly earnings release and conference call

COLUMBUS, MS, January 21, 2005 – Microtek Medical Holdings, Inc. (Nasdaq: MTMD) announced today that it expects to report net revenues for the quarter ended December 31, 2004 of approximately $33 million, bringing revenues for the full year of 2004 to approximately $127 million. The anticipated net revenues for the fourth quarter and full year of 2004 represent increases of approximately $7 million, or 26 percent, and $28 million, or 28 percent, over the fourth quarter and full year of 2003, respectively.

The Company’s revenues related to its healthcare operations, excluding revenues of its Plasco division which was acquired in November 2003 and revenues of certain businesses acquired from International Medical Products, B.V. (“IMP”) on May 28, 2004, were approximately $25.7 million and $101.9 million for the fourth quarter and full year of 2004, respectively. These revenues represent increases of $1.5 million, or 6 percent, over the fourth quarter of 2003 and $9.9 million, or 11 percent, over the full year of 2003. The Company’s recent Plasco and IMP acquisitions contributed revenues of approximately $2.3 million and $3.6 million, respectively, in the fourth quarter of 2004 and approximately $9.4 million and $7.9 million, respectively, for the full year of 2004. Plasco division revenues in the fourth quarter of 2003 were approximately $1.1 million.

Rounding out the Company’s anticipated revenues for the fourth quarter and full year of 2004 were revenues related to the Company’s OREX Technologies International (“OTI”) division of $1.7 million and $7.4 million, respectively. These revenues represent increases of approximately $500,000 and $1.9 million over the fourth quarter and full year of 2003, respectively. Included in the OTI division’s revenues for the full year of 2004 is approximately $1.2 million related to the sale of certain of the Company’s raw material inventories used in the manufacture of finished goods for sale to the nuclear industry in September 2004. The sale of these raw materials was completed as part of the Company’s previously announced licensing of its OREX nuclear technology to Eastern Technologies, Inc.

The Company has not yet completed its accounting for 2004. The Company’s expectations about what it will report for revenues for the fourth quarter and full year of 2004 are tentative pending the completion of such accounting.

Conference Call
The Company’s results of operations for the quarter ended December 31, 2004 are scheduled to be released on Tuesday, February 15, 2005. A conference call will be conducted by Dan R. Lee, President and CEO, and Jerry Wilson, CFO, at 4:30 p.m. Eastern Time on February 15, 2005, and will be accessible to the public by calling 1-877-407-9210, Reference: Microtek Medical. International callers dial 1-201-689-8049. Callers should dial in approximately 10 minutes before the call begins.

To access the live broadcast of the call over the Internet, log on to: www.MicrotekMed.com

A conference call replay will be available through 11:59 p.m. Eastern Time on February 22, 2005 and can be accessed by calling 1-877-660-6853 or (international) 1-201-612-7415; for both reference conference call account #1628, Conference ID # 135956.

About Microtek: The Company, a market leader in the healthcare industry, develops, manufactures and sells infection control products, fluid control products and safety products to healthcare professionals for use in environments such as operating rooms and outpatient surgical centers.

For More Information, Please Call (800) 476-5973
Dan R. Lee, President & CEO
Jerry Wilson, CFO
John Mills, Investor Relations
Investorrelations@microtekmed.com